EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Sirna Therapeutics	Burns McClellan
Howard W. Robin	Justin Jackson (media)
President and CEO	Aline Schimmel (investors)
303-449-6500	212-213-0006

SIRNA THERAPEUTICS APPOINTS MARTIN E. SCHMIEG AS CHIEF FINANCIAL OFFICER

BOULDER, Colo., August 24, 2004 – Sirna Therapeutics, Inc. (Nasdaq: RNAI) today announced the appointment of Martin E. Schmieg as the Company’s Senior Vice President and Chief Financial Officer. Mr. Schmieg will direct and oversee Sirna’s financial management, accounting activities and investor and public relations. He will report to Howard W. Robin, President and Chief Executive Officer of Sirna. Mr. Schmieg’s appointment will be effective as of September 20, 2004.

“We are very pleased to bring a person of Martin Schmieg’s caliber and experience on board,” commented Howard Robin. “Martin is a highly accomplished financial executive with expertise in the biotechnology industry. He brings to Sirna an outstanding knowledge of financial management, business development and strategic planning skills.”

“I am extremely excited to be joining Sirna Therapeutics as the Company is making important strides in its evolution as a clinical-stage, drug development organization,” commented Mr. Schmieg. “Working closely with the senior management team, I look forward to collaborating in Sirna’s goal to further consolidate its position as the leader in developing RNAi-based therapeutics. In particular, I am eager to engage the investment community in raising its awareness of the Company and its technology.”

Mr. Schmieg most recently served as Senior Vice President and Chief Financial Officer of Advanced Bionics Corporation, where he was instrumental in leading the Company’s business development strategy. Prior to this, Mr. Schmieg served as President and CEO of MSMTC, Inc., an advisory firm, where he was responsible for mergers and acquisitions and performing market analyses for corporate clients. Mr. Schmieg also held the position of Executive Vice President of Cytometrics, Inc. from 1993 to 2000, where he raised $55 million in private equity through four financing rounds.

Mr. Schmieg received his B.S. degree in Business Administration from La Salle University and is a Certified Public Accountant. He has served as an active member of AdvaMed, a medical technology industry group, and as mentor for young entrepreneurs through his involvement with the Port of Technology University City Science Center’s business development incubator in Philadelphia.

About Sirna Therapeutics

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD),

hepatitis, cancer and diseases of the central nervous system. Sirna’s most advanced compound, Sirna-027, is a chemically modified siRNA targeting the clinically validated vascular endothelial growth factor pathway to treat AMD. The Company expects to file its IND for Sirna-027 before the end of this year. The Company has strategic partnerships with Eli Lilly and Archemix, and a leading intellectual property portfolio in RNAi. More information on Sirna Therapeutics is available on the company’s web site at www.sirna.com.

Statements in this press release which are not strictly historical are “forward-looking” statements which should be considered as subject to many risks and uncertainties, including early stage of development and short operating history, ability to achieve and maintain profitability, ability to obtain and protect patents, risk of third-party patent infringement claims, ability to engage collaborators, ability to obtain regulatory approval for products, concentration of stock ownership, and availability of materials for product manufacturing. These and additional risk factors are identified in Sirna’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.